Exhibit (a)(5)(F)

PRESS RELEASE

CONTACT:

Bob Marese: (212) 929-5045

Lex Flesher: (212) 929-5397

MacKenzie Partners, Inc.

FOR IMMEDIATE RELEASE:

RISCO OBTAINS PRELIMINARY INJUNCTION AGAINST IEI’S

UNLAWFUL USE OF MASS STATUTE TO SUBVERT SHAREHOLDER VOTE

BOSTON, MA—April 9, 2007—Rokonet Industries, U.S.A., Inc., a wholly-owned subsidiary of RISCO Ltd. (RISCO), announced today that it has obtained a preliminary injunction against International Electronics, Inc. (OTC: IEIB.OB) (attached), from the U.S. District Court of the District of Massachusetts in connection with its outstanding tender offer to purchase any and all shares of IEI common stock for $3.50 per share.

RISCO alleged that IEI sought to manipulate the Massachusetts Control Share Acquisition Statute in order to prevent RISCO from amending or waiving the conditions of its offer in the future without seeking multiple shareholder votes. RISCO sought injunctive relief in order to insure that the vote to be submitted to shareholders complied with applicable Massachusetts laws.

“We are pleased the Court ended IEI’s attempts to delay the process and prevent stockholders from taking advantage of RISCO’s all cash offer,” said RISCO Chairman, Moshe Alkelai. “We will proceed with an up or down vote by IEI stockholders regarding voting rights for any shares we acquire in our tender as soon as permitted by the SEC and we urge IEI management to stop wasting stockholders’ money on these delaying tactics.”

MacKenzie Partners, Inc. is the Information Agent for RISCO’s tender offer and any questions or requests for the Offer to Purchase and related materials with respect to the tender offer may be directed to MacKenzie Partners, Inc.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the solicitation of proxies of Rokonet Industries, U.S.A., Inc. from stockholders of IEI in connection with the special meeting of IEI stockholders expected to be held in late April , 2007. Rokonet Industries, U.S.A., Inc. will file a definitive proxy statement on Schedule 14A. IEI STOCKHOLDERS SHOULD READ THOSE MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION REGARDING RISCO’S PROPOSAL. Stockholders will be able to obtain the proxy statement and related materials with respect to the special meeting free at the SEC’s website at www.sec.gov or from Rokonet Industries, U.S.A., Inc. by contacting Mackenzie Partners, Inc. toll free at 1-800-322-2885 or collect at 1-212-929-5500 or via email at proxy@mackenziepartners.com.

The offer to buy IEI common stock is only being made pursuant to an offer to purchase and related materials that Rokonet Industries, U.S.A., Inc. has filed with the SEC. IEI STOCKHOLDERS SHOULD READ THESE MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. Stockholders will be able to obtain the offer to purchase and related materials with respect to the tender offer at the SEC’s website at www.sec.gov or from Rokonet Industries, U.S.A., Inc. by contact Mackenzie Partners, Inc. toll free at 1-800-322-2885 or collect at 1-212-929-5500 or via email at proxy@mackenziepartners.com.

Participants in Solicitation

Rokonet Industries, U.S.A., Inc. and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of IEI common stock in respect of the proposed special meeting of stockholders. Certain information about such persons and their interest in the solicitation will be contained in the proxy statement regarding the special meeting, when it becomes available.

ATTACHMENT

Case 1:07-cv-10578-JLT    Document 16    Filed 04/09/2007    Page 1 of 2

UNITED STATES DISTRICT COURT

DISTRICT OF MASSACHUSETTS

)
ROKONET INDUSTRIES, U.S.A., INC.	)
)
Plaintiff,	)
)
v.	)	CIVIL ACTION NO. 07-10578-JLT
)
JOHN WALDSTEIN, DIANE BALCOM, LESLIE	)
CHARM, ALBERT JANJIGIAN, and	)
INTERNATIONAL ELECTRONICS, INC.	)
)
Defendants.	)
)

ORDER

April 9, 2007

TAURO, J.

This Court hereby orders that International Electronics, Inc. (“IEI”) is preliminarily enjoined as follows:

1) IEI shall file a proxy statement submitting for a vote of its shareholders the following question:

Whether, if Rokonet Industries, U.S.A., Inc. purchases shares of IEI common stock pursuant to its currently outstanding tender offer for at least 66-2/3% of such shares at a per share price of $3.50 (as such offer, including such minimum amount and such price, may be amended from time to time), the shares so acquired, as well as any shares thereafter beneficially acquired in such “control share acquisition” and the 500 shares of common stock previously acquired by Rokonet, shall be entitled to the same voting rights as all other shares of IEI common stock.

2) IEI shall include in or attach to the proxy statement the control share acquisition statement in the form attached as Exhibit A to this order.

IT IS SO ORDERED.

/s/ Joseph L. Tauro
United States District Judge

Control Share Acquisition Statement

Pursuant to § 3 of Chapter 110D

of the Massachusetts General Laws

Identity of Acquiror. Rokonet Industries, U.S.A., Inc., a New York corporation and wholly-owned subsidiary of RISCO Ltd. (the “Acquiror”), intends to acquire all of the outstanding capital stock of International Electronics, Inc., a Massachusetts corporation (the “Public Corporation”).

Statement of Applicability. This statement is a Control Acquisition Statement made and delivered pursuant to Pursuant to § 3 of Chapter 110D of the Massachusetts General Laws (the “Control Share Statute”).

Statement of Ownership. The Acquiror is the beneficial owner of 500 shares of common stock of the Public Corporation, par value $0.01 per share (the “Common Stock”), which the Acquiror purchased for $1.60 per share.

Statement of Intended Acquisition. The Acquiror intends to acquire all of the outstanding shares of Common Stock of the Public Corporation, on a fully diluted basis (comprised of 1,738,931 shares of outstanding Common Stock, options to acquire 262,133 shares of Common Stock and warrants to acquire 20,167 shares of Common Stock in the Public Corporation’s Quarterly Report on Form 10QSB filed with the Securities Exchange Commission on January 11, 2007), subject to the terms and conditions set forth in Section 5 below. Such shares constitute 100% of the voting power of the Public Corporation’s outstanding capital stock. The Acquiror has commenced a tender offer under Rule 14d-1 of the Securities Exchange Act of 1934, as amended, to acquire such shares of Common Stock, the details of which are set forth in the Acquiror’s Offer to Purchase filed with the Securities Exchange Commission on March 6, 2007 on Schedule TO (as amended from time to time, the “Offer to Purchase”).

Statement of Certain Terms and Conditions. The Acquiror intends to acquire all of the outstanding Common Stock of the Public Corporation for a price per share of $3.50, payable in cash following the consummation of such acquisition. The Acquiror’s offer is currently subject to the following conditions, which Acquiror reserves the right to amend or waive at any time or from time to time as described in more detail in the Offer to Purchase:

At least 66-2/3% of the outstanding shares of Common Stock (assuming exercise of all derivative securities regardless of exercise or conversion price, the vesting schedule or other terms and conditions of those securities) are validly tendered and not withdrawn prior to the expiration of the Offer to Purchase;

(i) The articles of organization or bylaws of the Public Corporation are amended, effective prior to the consummation of the Offer to Purchase, to provide that the Control Share Statute does not apply to the Public Corporation, (ii) the Control Share Statute is declared inapplicable to any shares acquired as a result of the Offer to Purchase and any subsequent merger or other business combination or (iii) the holders of a majority of the outstanding shares of Common Stock entitled to vote at a meeting of the Public Corporation’s stockholders (other than those held by the Acquiror or any director of the Public Corporation who is also an officer of the Public Corporation) authorize voting rights for the shares of Common Stock acquired as a result of the Offer to Purchase and any subsequent merger or other business combination as contemplated by § 5 of the Control Share Statute;

(i) Prior to the acceptance for payment of shares of Common Stock pursuant to the Offer to Purchase, the Public Corporation’s Board of Directors approves the Offer to Purchase and any subsequent proposed merger or other business combination, (ii) there are validly tendered prior to the expiration of the Offer to Purchase and not withdrawn a number of shares of Common Stock which, together with the shares of Common Stock then owned by the Acquiror, would represent at least 90% of the shares of Common Stock outstanding on the date thereof (excluding shares of Common Stock owned by certain employee stock plans and persons who are directors and also officers of the Public Corporation) or (iii) a determination that Chapter 110F of the Massachusetts General Laws and other similar laws are inapplicable to any merger or other business combination involving the Acquiror and the Public Corporation; and

Satisfaction of the other conditions set forth in the Offer to Purchase.

Statement of Financial Capacity. The acquisition by the Acquiror of all of the outstanding Common Stock of the Public Corporation is not subject to any financing condition. The Acquiror has the financial capacity to consummate the proposed acquisition in the form of cash on hand or borrowings under its available credit facilities or from its parent company, RISCO Ltd.

ROKONET INDUSTRIES, U.S.A., INC.

By:	/s/ Moshe Alkelai
Name:	Moshe Alkelai
Title:	Chairman of the Board